Exhibit 99

PRESS RELEASE

For Immediate Release	Contact:
William E. Snell, Jr., President
Franklin Financial Services Corporation
(717) 264-6116

Franklin Financial Boosts Regular Quarterly Dividend

The Board of Directors of Franklin Financial Services Corporation declared a $.23 per share regular cash dividend for the third quarter of 2004.   This represents a 9.5% increase when compared to a $.21 per share regular cash dividend for the third quarter of 2003, when adjusted for the 5 for 4 stock split issued in the form of a 25% stock dividend distributed to shareholders in June of 2004.

On an adjusted basis, total regular cash dividends paid during the first three quarters of 2004 will be $.65 per share, compared to $.61 per share paid during the same period in 2003, an increase of 6.6%.  The third quarter cash dividend will be paid on August 27, 2004 to shareholders of record at the close of business on August 6.

Franklin Financial is the largest independent, locally owned and operated bank holding company in Franklin County with assets of approximately $560 million.  Its wholly-owned subsidiary, F&M Trust Company, has sixteen community banking offices located throughout Cumberland and Franklin Counties in Boiling Springs, Carlisle, Chambersburg, Mont Alto, Marion, Newville, Shippensburg and Waynesboro.